EXHIBIT 8.1

LIST OF SUBSIDIARIES

Name	Jurisdiction of Incorporation

RADCOM Equipment, Inc.	New Jersey

RADCOM Investments (96) Ltd.	Israel

RADCOM do Brasil Comercio, Importacao E Exportacao Ltda.	Brazil

RADCOM Trading India Private Limited	India